Exhibit 10.1

AMENDED AND RETATED RESTRUCTURNG SUPPORT AGREEMENT

This Amended and Restated Restructuring Support Agreement, dated as of February 24, 2025,(as the same may be amended, modified or extended, and including the exhibits hereto, the “Agreement” or “RSA”) is entered into by and among Bright Green Corporation (the “Company”) and Lynn Stockwell, in her capacity as the Pre-Petition Lender and Plan Sponsor (“Stockwell” and, with the Debtor, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan (as hereinafter defined).

RECITALS

WHEREAS, considering the Company’s financial condition and payment obligations, the Company has determined to commence a voluntary reorganization case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. 101 et seq. (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for Southern District of Florida (the “Bankruptcy Court”) to effectuate a chapter I l restructuring (the “RestructuringTransaction”), which shall be implemented pursuant to the Plan;

WHEREAS, background and reference, the Company was incorporated in Delaware in April of 2019 and developed and implemented a business plan in October 2019. The Company listed on the NASDAQ in May 2022 under the symbol BGXX. The Sponsor and Company agree that all information used in this Restructuring Security Agreement will reference as fact the information obtained from the Company’s Security and Exchange Commission filings including the S-1 and amendments, financials, appointments and all pertinent information for the public financial markets and notice to shareholders;

WHEREAS, on or about January 27, 2025, the Parties entered into a Restructuring Support Agreement, and this Agreement is an amendment and restatement of that original Restructuring Support Agreement;

WHEREAS, the Plan Sponsor, Lynn Stockwell was the founder of the Company and majority shareholder, as of April of 2019 (“see articles of incorporation, Delaware” attached). Lynn Stockwell has supported the Company financially and on numerous occasions over the last 4 years extended loans and subsequently exchanged cash for equity and because of those exchanges, bolstered the Company’s balance sheet. Lynn Stockwell was only a director, and because of her majority interests she was removed from the decision-making process of the Company. This RSA, once filed with the court, shall allow Lynn Stockwell the right to direct the Company and maintain the public company filings and reporting in addition management of all employees, and all Company interests. Importantly, allowing the Sponsor the right to protect all assets currently in jeopardy of harm without payments for security of the property;

WHEREAS, Lynn Stockwell as the Plan Sponsor seeks to pay all creditors in full by a combination of cash and New Equity Interests in Drugs Made In America Acquisition Corp., a NASDAQ listed company (DMAA) trading at an average of $10.00 and to ensure that the current Equity Share Holders of the Company shall not be impaired in the Reorganized Debtor;

WHEREAS, the Sponsor believes it’s in the best interest of the Company to demonstrate the feasibility of the Restructuring Plan, (i) by having the court determine any and all outstanding issue concerning the ongoing lawsuit (ii) considering the current need for cash, allowing the Sponsor to inject capital immediately to protect the property as employees that monitor the security and the security company that monitors alarms have not been paid;

WHEREAS, Lynn Stockwell believes that the Company has a decisive role as a supplier of controlled substances to the pharmaceutical industry in the planned onshoring of the API for drug manufacturing back in the U.S. The overview and positioning are further described in this RSA;

WHEREAS, Lynn Stockwell Restructuring Plan will provide cash and new equity to pay in full creditor claims, without diluting the current shareholders of the Company. The current shareholders are unimpaired in the restructuring and their holding in this Company shall remain the same.

WHEREAS, the Company is obligated to Stockwell for a Pre-Petition Lender Claim in the amount of $840,315 secured by Company assets;

WHEREAS, the Company granted Stockwell with shareholder approval on November 15, 2024 annual meeting the right to convert the funds advanced under a Pre-Petition Secured Note, up to $4 million, to Series A Preferred Stock in the Company if the Company did not repay the amounts advanced under the Pre-Petition Secured Note by December 31, 2024. The Pre-Petition Secured Note, however, was not funded;

WHEREAS, the Debtor and Stockwell have agreed that the Debtor will undergo the Restructuring Transaction in accordance with, and subject to the terms and conditions set forth in this Agreement, consistent in all respects with a Prepackaged Chapter 11 Plan of Reorganization of Bright Green Corporation (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan”), which will generally provide, among other things, for (1) the funding of the Exit Facility (defined below) by Stockwell; (2) the payment in full in cash of all Allowed Administrative Claims and Allowed Professional Fee Claims from the proceeds of the Exit Facility; (3) the roll-up of the Pre-Petition Lender Claim of $840,315 owing to Stockwell, as well as the value of the DMAA shares (described below) into the Exit Facility and its repayment pursuant to the terms of the Exit Facility Loan Documents; and (4) the reorganization of the Debtor by (i) repaying Holders of 2 separate Classes of Allowed Unsecured Claims in the form of 20% in cash plus 80% in New Common Equity Interests in Drugs Made In America Acquisition Corp, a NASDAQ listed company (DMAA) provided by the Sponsor as new equity, (ii) issuing Common Equity Interests in the Reorganized Debtor to the Holders of Common Equity Interests in exchange for their Common Equity Interests in connection with the upcoming Reverse Split, and (iii) retiring, cancelling, extinguishing and/or discharging the Debtor’s Warrants and all other adverse contracts if any;

WHEREAS, the Restructured Company anticipates changing its name from Bright Green Corporation (the “Company”) to Drugs Made In America Corp. The new management and Board of Directors for Drugs Made in America Corp. will have the necessary experience to manage controlled substance production, supply and production contracts, the EB-5 program, franchise management SOPs and the drug supply chain. Stockwell will assume the role of CEO and Executive Chair for a one year period or until the implementation is complete.

WHEREAS, the Restructuring of Bright Green Corporation (the “Company”) and subsequent name change, contemplates that, Stockwell will further organize and strengthen the (the “Company “with (1) listing the reorganized Debtor back on the NASDAQ by curing the only deficiency, the share price, (2) a joint venture with at least one federal agency to undertake the research of all plant based controlled substances at its Grants, New Mexico facility on a cost-plus basis, and (3) the Company further contemplates engaging by contract with 60 participant owner/operator franchisees to build, own and manage their own facilities capable of meeting the demand of plant-based controlled substances API “active pharmaceutical ingredients” under the company’s authorization and controlled substances licensing and registration.

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WHEREAS, anticipating supplying by contract the capacity to displace the current imports for pharmaceutical drug production alleviating the United States National Security Risk of supply shortages, and unpredictability risking the supply chain by disruption. Contemplating onboarding the API back to the U.S. with federal supply and production contracts ensuring profitability and scale for the Company and its franchisees.

WHEREAS, the outsourcing of the API supply to the owner/operators franchisees under strict controls of the newly named and reorganized company Drugs Made in America Corp with DEA and FDA licensing and registrations for controlled substances. The Company will not require further Capex funding and plans to up list its common stock back on the NASDAQ Exchange as the premier producer of plant based controlled substances supplying the U.S. API pharmaceutical industry.

WHEREAS, Groovy Singh from Peak Visory Consulting Company and past CEO of the company will be appointed to manage the subsidiary Bright Green Regional Center LLC and its EB-5 program along with its partners in Singapore. The EB-5 program has been set up to include estimate the jobs for the construction activity related to the new construction of the owner/operator Franchisee’s new building and construction facilities for the controlled substance production and supply agreements along with the updates to the Grants, New Mexico facility for federal research activity.

WHEREAS, the restructured Company anticipates revenue from contracts to supply API to the pharmaceutical drug manufactures in the U. S. for the Drugs Made In America initiative. The production of the “API” will be from the Company’s franchisee’s farming operations by cost plus contracts. The EB-5 program will update the USCIS with the jobs created by the owner/operators franchisee new construction that will last at least several years and in addition adding long term jobs from the new operations. The revenue from the EB-5 applicants will be paid to the Bright Green Regional Center for an equity position in the Restructured Bright Green Corporation (the “Company”).

WHEREAS, once the USCIS conditions are verified, the approved applicant will receive unrestricted shares that can be sold to offset their cost of the EB-5, (Form 1-526) which is the initial application filed by an individual seeking an EB-5 visa, also known as the “Employment-Based Fifth Preference” visa, to immigrate to the United States through investment in a new commercial enterprise; essentially, it’s the first step to demonstrate that the applicant meets the requirements to invest the necessary capital in an EB-5 project and create jobs in the U.S. to qualify for a green card. The investment set by USCIS is $800,000 plus cost.

WHEREAS, pursuant to the Plan, and consistent with the Annual Meeting of Shareholders held on November 15th,2024. The Proxy Statement Information SCHEDULE 14A was filed with the SECURITY AND EXCHANGE Commission. The Record Date and Notice to Shareholders was October 4th, 2024. Lynn Stockwell, in her capacity as the Pre-Petition Lender and Plan Sponsor recognizes that the shareholders voted in favor of restructuring the Company and that plan shall survive after the Restructuring Plan.

WHEREAS, the Restructuring Transaction contemplates that, Stockwell will fund the Reorganized Debtor up to $6,500,000 (the “Exit Facility”) less any amount Stockwell may provide to the Company in the form of post-petition financing (the “DIP Facility”) on the Effective Date and will permit the Debtor to retain any cash reflected on the Debtor’s balance sheet as of the Effective Date;

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WHEREAS, in furtherance of the Restructuring Transaction, Stockwell has consented to entry of Cash Collateral/DIP Orders (as defined below) and to the extension of the DIP Facility by Stockwell, on substantially the terms set forth in Section 3 (the “Interim Cash Collateral/DIP Order”);

WHEREAS, Stockwell will provide the Exit Facility to the Debtor on the Effective Date of the Plan, and such amounts (together with the remaining cash) and (New Security Interests from “DMAA”) will be distributed in accordance with the Plan and in addition used by the Reorganized Debtor to fund its working capital needs;

WHEREAS, this Agreement, including the Plan, (a} is the product of arms’ -length, good faith negotiations among the Parties and their respective counsel, and (b} sets forth the material terms and conditions of the Restructuring Transaction; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, agrees as follows:

1.	Definitions.

In addition to the terms defined elsewhere herein, for purposes of this Agreement, the following terms shall have the meanings specified in this Section 1 when used herein:

“Agreement” shall have the meaning ascribed to it in the preamble.

“Alternative Transaction” shall mean any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (whether debt, including any debtor-in-possession financing other than funded from Stockwell or her designee, or equity), recapitalization, workout, liquidation or restructuring of the Company (including, for the avoidance of doubt, a transaction premised on a chapter 1 1 plan or a sale of all or any material portion of assets under section 363 of the Bankruptcy Code), other than the Restructuring Transaction.

“Bankruptcy Code” shall have the meaning ascribed to it in the Recitals.

“Bankruptcy Court” shall have the meaning ascribed to it in the Recitals.

“Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court, and (iii) any general or chamber rules, or standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, and each of the foregoing together with all amendments and modifications thereto that are subsequently made and as applicable to the Chapter 1 1 Case or proceedings therein, as the case may be.

“Cash Collateral” means the Cash the Debtor holds as of the Petition Date and, subject to Court approval, will be used to fund the Chapter I l Case.

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“Cash Collateral/DIP Orders” means the interim and final orders entered by the Bankruptcy Court (i) authorizing the Debtor to use Cash Collateral, (ii) approving the DIP Facility, (iii) granting adequate protection to Stockwell, and (iii) granting related relief.

“Challenge” shall have the meaning ascribed to it in the Cash Collateral/DIP Orders.

“Chapter 11 Case” shall have the meaning ascribed to it in the Recitals.

“Collateral” shall have the meaning ascribed to it in the Recitals.

“Common Equity Interests” shall mean the common stock issued and outstanding by the Company, totaling 191,166,318 shares, as may be reduced following the Reverse Split in proportion to the ratio used.

“Company” shall have the meaning ascribed to it in the preamble.

“Company Termination Event” shall have the meaning ascribed to it in Section 5(a) hereof.

“Definitive Documents” means the (a) Plan and the Disclosure Statement, (b) the Confirmation Order, (c) this Agreement (d) the RSA Motion and the RSA Order, (e) the Cash Collateral/DIP Orders, the related motions and the documentation evidencing, or otherwise entered into in connection with, the Cash Collateral, and (f) any other documents or exhibits related to or contemplated in the foregoing clauses (a) through (e), in each case in form and substance acceptable to the Company and Stockwell.

“DIP Facility” means the post-petition loan or loans made by Stockwell to the Debtor pursuant to the Cash Collateral/DIP Order, which amounts shall reduce the amount available for the Exit Facility.

“EB-5 program” means the USCIS jobs creation program.

“Exit Facility” means $6,500,000 less the amount of the DIP Facility, which shall be extended pursuant to the terms of the Exit Facility Loan Documents.

“Exit Facility Loan Documents” refer to the loans documents, in a form acceptable to Stockwell, which shall evidence the terms and conditions for the extension of the Exit Facility by Stockwell and the repayment of the Exit Facility by the Company. The Exit Facility Loan Documents shall contain a provision that allows Stockwell to convert up to $4,000,000 of the Exit Facility at $0.40 per share into a total of 10,000,000 shares of Series A Preferred Stock, where each share of Series A Preferred Stock converts into sixteen (16) shares of common stock.

“Milestones” shall have the meaning ascribed to it in Section 6(c)(iii) hereof.

“New Common Equity Interests” shall mean the common stock of (“DMAA”) held by Stockwell that shall be issued as part of the Restructuring Transaction under the Plan.

“Outside Date” shall mean the date that is sixty (60) days after the Petition Date.

“Parties” shall have the meaning ascribed to it in the preamble.

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“Petition Date” shall mean the date of commencement of Chapter 11 Case.

“Plan” shall have the meaning ascribed to it in the Recitals.

“Pre-Petition Lender Claim” shall mean secured debt of $840,315.

“Reverse Split” shall mean that the Company will reverse split the common shares issued and outstanding on the petition date or soon as possible thereafter by a ratio of 50-1 to increase the share price and meet the NASDAQ Minimum Listing Requirements.

“Restructuring Support Period” shall mean the period commencing on the date of execution of this Agreement and ending on the earlier of (i) the Effective Date of the Plan and (ii) the date on which the Agreement is terminated according to its terms.

“Restructuring Transaction” shall have the meaning ascribed to it in the Recitals.

“RSA Motion” means a motion of the Debtor seeking authorization from the Bankruptcy Court to assume this Agreement.

“RSA Order” means a Final Order of the Bankruptcy Court authorizing the Company to assume this Agreement.

“Solicitation” means any solicitation of votes for the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, whether such Solicitation occurs prior to or after the Petition Date.

“Stockwell Termination Event” shall have the meaning ascribed to it in Section 5(c) hereof.

“support” or “support, and not object” shall mean to affirmatively support and to use commercially reasonable efforts and take all reasonable, necessary and appropriate actions or commercially reasonable actions requested by the Company or Stockwell, as applicable, in furtherance of, and to not take any action to hinder, delay or impede, the action to be taken, or the relief sought; provided, however, there shall be no obligation to incur (or suffer) any costs or expenses with respect to the same unless specifically agreed to in writing by the party that would incur such costs and expenses.

“Termination Event” means, individually or collectively, a Company Termination Event or Stockwell Termination Event.

“Warrants” means the warrants to purchase Common Equity Interests that were sold by the Company during its September 2022 private placement, May 2023 private placement, and September 2023 private placement.

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2.	The Plan.

The Plan shall set forth the material terms and conditions of the Restructuring Transaction, which shall include the following:

a) Holders of Allowed Administrative Claims against the Company shall be paid in full on the Effective Date, or whenever the Administrative Claim becomes Allowed, whichever is later. Payments to Holders of Allowed Administrative Claims shall be paid from the Exit Facility.

b) Holders of Allowed Professional Fee Claims against the Company shall be paid in full on the Effective Date, or whenever the Professional Fee Claim becomes Allowed, whichever is later. Payments to Holders of Allowed Professional Fee Claims shall be paid from the Exit Facility.

c) The Company shall mortgage its own property to pay 20% of the unsecured claims and Stockwell shall use her stock in DMAA to pay the remaining 80% of the unsecured claims.

d) The Plan shall provide that the Pre-Petition Lender Claim is Allowed in the amount of $840,315. That amount plus the value of the DMAA stock that Stockwell will transfer to the unsecured creditors shall be rolled into the Exit Facility on the Effective Date and its repayment shall be secured pursuant to the terms of the Exit Facility Loan agreement. For greater certainty, the amount mortgaged by the Company to pay 20% of the unsecured claims shall not be included in the Exit Facility.

e) The Plan shall provide that the Allowed DIP Facility Claim shall be rolled into the Exit Facility on the Effective Date and its repayment shall be secured pursuant to the terms of the Exit Facility Loan Agreement.

f) Holders of Allowed General Unsecured Claims against the Company shall receive 100% payment through distributions on the Effective Date of the Plan, or whenever the General Unsecured Claim becomes Allowed, whichever is later, equal to (1) 20% of the value of the Allowed General Unsecured Claim in cash, which shall be funded by the Company’s mortgage on its own property, plus (2) 80% of the value of the Allowed General Unsecured Claim in the form of New Common Equity Interests from “DMAA” shares. The value of each share of the New Common Equity Interests shall be supported by a valuation analysis completed by an expert Dotty Scott LLC. supporting the ‘DMAA’’ share price of $10.00.

g) Prior to the Petition Date, the Company shall solicit votes on the Plan from holders of General Unsecured Claims in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code. A schedule of the Company’s General Unsecured Claims is attached hereto as Exhibit B. The Company must obtain votes accepting the Plan from two-thirds of holders of General Unsecured Creditors and that represent half of the amount of the total General Unsecured Claim pool.

h) The Plan shall estimate the General Unsecured Claim of John Fikany at $1,500,000. This claimed amount is disputed and shall be used for voting purposes only. This $1,500,000 is the amount claimed owed in a lawsuit against the Company for a verbal employment agreement. The Debtor shall file a motion seeking to determine the claim amount for confirmation. purposes pursuant to section 502(c) of the Bankruptcy Code.

i) The Plan cancels any preferential transfer of new shares issued from treasury to all Common Equity Interest Holders, in the event there was no new value or not in the ordinary course of business, or if the Company was insolvent. This includes any transfer of “common stock” or the “common stock” value to John Fikany subsequent to his ongoing lawsuit in the New Mexico court or in the last 365 days for any insiders, officers and directors pursuant to section 547 of the Bankruptcy Code. The Company asserts that Fikany is not entitled to shares because he did not meet the contingency for a shovel ready project.

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j) The Plan shall affect the “Reverse Split” of all Common Equity Interest Holders at a ratio of 50-1.

k) The Company’s Common Equity Interests shall then receive the number of Common Equity Interests as such Holder held after the “Reverse Split”. While Holders of Common Equity Interests will receive the adjusted number of shares of Common Equity Interests as a result of the “Reverse Split” There shall be no dilution to the Common Equity Interests and the holders are unimpaired.

l) Holders of General Unsecured Claims are paid in cash and “common stock” of “DMAA” an unrelated Sponsor corporation.

m) Holders of Common Equity Interests will be deemed to accept the Plan, and their acceptance of the Plan will not be solicited.

n) The Warrants shall be cancelled, and Holders of Warrants shall receive no distribution under the Plan.

Each of the foregoing terms used but not defined in this section shall have a meaning acceptable to Stockwell. The Plan shall not be filed without the prior written consent of Stockwell. In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern. The Plan shall not be filed, amended, modified or supplemented without the prior written consent of Stockwell.

3.	Cash Collateral/DIP Facility. Stockwell shall extend the Facility in an amount sufficient to fund the Debtor’s working capital and restructuring expenses during the Chapter 11 Case, which shall be secured by a first priority lien on the Collateral. The Company is currently anticipating that the DIP Facility will need to be in the amount of $200,000. The DIP Facility shall reduce the total amount available for borrowing under the Exit Facility. On the Effective Date of the Plan, the DIP Facility shall be rolled into the Exit Facility and repaid in accordance with the terms of the Exit Facility Loan Documents. The DIP Facility shall be approved by the Bankruptcy Court pursuant to the Interim Cash Collateral/DIP Order in a form approved by Stockwell.

4.	Agreements of the Company.

a)	Support of the Restructuring Transaction. Upon the terms and subject to the conditions hereof, the Company agrees that, for the duration of the Restructuring Support Period, it shall at its sole cost and expense (other than as set forth below):

b)	Solicitation of creditors. The company shall share the RSA, Disclosure and Plan that comply with 1125(a) solicitation in a prepackaged filing prior to filing. The notice period must be adequate and comply with any applicable non bankruptcy law.

c)	Plan Confirmation. The Plan must garner the support of a majority in number and two-thirds in amount of claims in each class of impaired creditors 1126(c), 1129(a)(8), Bankruptcy Code. The Company must send notice by email twice and FedEx once with this RSA, Plan and full disclosure that will be used in the filing, in addition a press release and SEC 8K filing.

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d)	Ballot collection. Once the company has at least one impaired class that has accepted the company shall file.

i) Support and take all commercially reasonable actions necessary, or requested by Stockwell, to obtain entry of, the RSA Order and implement and consummate the Restructuring Transaction in a timely manner (including, but not limited to, obtaining and/or supporting, as the case may be, the Bankruptcy Court’ s approval of the Definitive Documents, Solicitation of votes on and confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan) consistent with the terms of this Agreement and in accordance with the Milestones set forth in Section 6(c)(v) hereof;

ii) File the RSA Motion on the Petition Date;

iii) File Schedules of Assets and Liabilities and Statement of Financial Affairs on the Petition Date or within the timeframe for filing such documents permitted by the Bankruptcy Code;

iv) File a motion seeking to establish bar dates on the Petition Date;

v) Use commercially reasonable efforts to obtain an order from the Bankruptcy Court, which establishes a deadline no later than five (5) days prior to the Confirmation Hearing to file proofs of claim on account of General Unsecured Claims;

vi) File a motion to estimate the General Unsecured Claim of John Fikany for confirmation purposes on the Petition Date;

vii) File a motion to determine any other amounts if any, claimed by John Fikany because of the ongoing lawsuit against the Company.

viii) Provide draft copies of all motions, orders, procedures, agreements and other documents the Company intends to file with the Bankruptcy Court related to the Restructuring Transaction to Stockwell as soon as reasonably practicable in advance of (and, except in the case of an emergency filing, at least two calendar days prior to) the Company’s intended filing any substantive motion, order, procedure, agreement or other document and consult in advance in good faith with Stockwell regarding the form and substance of any such proposed substantive filings with the Bankruptcy Court; provided that in the event that it is not possible to provide two (2) calendar days’ notice, the Debtor shall endeavor to provide Stockwell with at least one (l) calendar day’s notice;

ix) Timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter I I Case to case under chapter 7 of the Bankruptcy Code or (C) dismissing the Chapter 11 Case;

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x) Timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptance of a plan of reorganization;

xi) Provide to Stockwell, (a) full access to the advisors and employees of the Company with respect to the Restructuring Transaction, (b) all information with respect to all material executory contracts and unexpired leases of the Company, and (c) full access to any other information reasonably requested by Stockwell;

xii) Use commercially reasonable efforts to obtain any and all governmental, regulatory, licensing or other approvals (if any) necessary to the implementation or consummation of the Restructuring Transaction or the approval by the Bankruptcy Court of the Definitive Documents; and

xiii) Promptly notify Stockwell (and in any event within two (2) Business Days after obtaining actual knowledge thereof) of (A) any pending, existing, instituted or threatened lawsuit that is material to the Company; (B) any breach by the Company in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement or the other Definitive Documents; (C) the happening or existence of any event that the Company’ s board of directors or similar governing body of the Company determines, in good faith and based upon advice of legal counsel, is likely to make any of the conditions precedent set forth in (orto be set forth in) any of the Definitive Documents incapable of being satisfied prior to the Outside Date; and (D) the occurrence of any Termination Event;

b) Upon the terms and subject to the conditions hereof, the Company agrees that, for the duration of the Restructuring Support Period, it shall not, directly or indirectly, do or permit to occur any of the following:

i) Seek, support, encourage, propose, assist, consent to, file, or vote for, or enter or participate in any discussions or any agreement with any Person regarding, directly or indirectly, any Alternative Transaction; subject to Section 9 hereof;

ii) Seek, support, encourage, propose, assist, consent to, or enter into any agreement with any Person regarding, directly or indirectly, a Challenge;

iii) Oppose, delay, impede, or take any other action that is materially inconsistent with this Agreement, the Restructuring Transaction or any of the Definitive Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Definitive Documents (if applicable), the Solicitation, and confirmation of the Plan);

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iii) Execute, deliver and/or file any Definitive Document (including any amendment, supplement or modification of, or any waiver to, any Definitive Document) that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise reasonably acceptable to Stockwell, or file any pleading seeking authorization to accomplish or effect any of the foregoing;

iv) Enter into any commitment or agreement with respect to debtor-in possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than with Stockwell or her designee or otherwise without the consent of Stockwell;

v) Abandon, sell, assign, or grant a security interest in, any property owned by the Company, except in accordance with the terms of this Agreement;

vi) In the future, take any action, or as to insiders, permit any action, that would result in an “ownership change” as such term is used in section 382 of title 26 of the United States Code;

vii) Issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests, including, without limitation, capital stock or limited liability company interests;

viii) Split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests;

ix) Redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, capital stock or limited liability company interests;

x) Acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (A) any corporation, partnership, limited liability company, joint venture or other business organization or division or (B) assets of the Company;

xi) File any motion, without the consent of Stockwell, which consent shall not be unreasonably withheld or delayed (a) authorizing or directing the assumption or rejection of an executory contract or unexpired lease, or (b) authorizing the settlement of any claim or controversy that would be inconsistent with the Plan or would reduce the value of the Company or the reorganized Company in the reasonable opinion of Stockwell;

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xii) Cause or permit to occur the sale, disposal or other transfer of the Debtor’s material assets or take any action in support of, or to cause, any of the foregoing, in each case without the express written consent of Stockwell in her sole discretion; or

xiii) Take any action that would result (or that with the giving of notice or the passage of time, or both, would result) in a Termination Event.

c) Automatic Stay . The Company acknowledges and agrees and shall not dispute that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

d) Certain Conditions. The obligations of the Company set forth in Sections 4(a), 4(b) and 4(c) above are subject to the following conditions:

i) this Agreement shall have become effective in accordance with the provisions of Section 1 1 hereof; and

ii) this Agreement shall not have been terminated in accordance with the terms of Section 6 hereof.

5.	Agreement of Stockwell.

a) Support of Restructuring Transaction. Upon the terms and subject to the conditions hereof, Stockwell agrees to comply with the following covenants and that, for the duration of the Restructuring Support Period, she shall:

i) Support and take all actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Restructuring Transaction in a timely manner, including without limitation supporting approval of the Cash Collateral/DIP Orders, the filing of the Plan, an accompanying Disclosure Statement and all other Definitive Documents required to be filed in connection with the Solicitation of votes on, and confirmation of, the Plan; provided that nothing herein shall impose on Stockwell any requirement to agree to a) extend the Termination Date, or b) increase the DP Facility or Exit Facility, or c) waive or modify any material condition or provision of this Agreement, or any Definitive Document.

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ii) (A) To the extent permitted by sections 1125 and 1126 of the Bankruptcy Code, (I) timely vote, or cause to be voted, all of the Claims held by Stockwell which are in classes entitled to vote by timely delivering her duly executed and completed ballot(s) accepting the Plan following commencement of the Solicitation and (ll) not “opt out” of, or object to, any releases or exculpations provided under the Plan, including without limitation any third party releases (and, to the extent required by the ballot, affirmatively “opt in” to such releases and exculpations), and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); and

iii) Timely vote or cause to be voted her Pre-Petition Lender Claim and Common Equity Interests against any Alternative Transaction.

b) Upon the terms and subject to the conditions hereof, Stockwell agrees to comply with the following covenants and that, for the duration of the Restructuring Support Period, she shall not, directly or indirectly:

i) Seek, support, encourage, propose, assist, consent to, file, or vote for, or enter or participate in any discussions or any agreement with any Person regarding, directly or indirectly, any Alternative Transaction;

ii) seek, support, encourage, propose, assist, consent to, or enter into any agreement with any Person regarding, directly or indirectly, a Challenge.

iii) Oppose, delay, impede, or take any other action that is materially inconsistent with this Agreement or any of the Definitive Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Definitive Documents (if applicable}, Solicitation, and confirmation of the Plan);

iv) Take any action that would result (or that with the giving of notice or the passage of time, or both, would result) in a Termination Event.

c) Certain Conditions. The obligations of Stockwell set forth in Section 5(a) and (b) above are subject to the following conditions:

i) this Agreement shall have become effective in accordance with the provisions of Section 1 1 hereof; and

ii) this Agreement shall not have been terminated in accordance with the terms of Section 6 hereof.

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6.	Termination of Agreement.

a) Company Termination Events. The Company may terminate this Agreement only upon the occurrence, and during the continuation of, any of the following events (the “Company Termination Events”):

i) Stockwell’s material breach of any agreements, covenants, representations, or warranties in this Agreement;

ii) Pursuantto Section 9, the Company’s board of directors determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

iii) the Bankruptcy Court grants relief that is materially inconsistent with this Agreement or would reasonably be expected to materially frustrate the purpose of this Agreement;

iv) Stockwell files for approval of or otherwise supports any Alternative Transaction or other transaction that is inconsistent with the Plan or the Restructuring Transaction;

v) any of the orders approving usage of the Cash Collateral or the DIP Facility, the Plan, or the Disclosure Statement are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Company; and

vi) the Bankruptcy Court’s approval of any Alternative Transaction or other transaction that is inconsistent with the Plan or the Restructuring Transaction.

b) Stockwell Termination Events. Stockwell may terminate this Agreement, including her commitment to provide the DIP Facility and Exit Facility at any time after the occurrence, and during the continuation of, any of the following events (the “Stockwell Termination Events”):

i) Debtor’s material breach of any of its obligations under this Agreement;

ii) Debtor takes any action, or as to insiders, permits any action, that would result in an “ownership change” as such term is used in section 382 of title 26 of the United States Code; provided, however, that nothing herein shall constitute or be deemed to be a representation or warranty that an ownership change has not occurred as of the date hereof;

iii) Debtor fails to obtain votes prior to the Petition Date accepting the Plan from two-thirds of holders of General Unsecured Creditors, representing half of the amount of the total General Unsecured Claim pool;

iv) The Bankruptcy Court estimates Mr. Fikany’s claims in an amount that would result in holders of General Unsecured Claims rejecting the Plan if Mr. Fikany were to reject the Plan;

v) Debtor fails to comply with, satisfy, or achieve any case milestones attached hereto as Exhibit A  (the “Milestones”) or the occurrence of an event of termination under the Cash Collateral/DIP Order;

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vi) Debtor fails to provide Stockwell and her agents with reasonable access to Debtor’s books, records, and management through the Effective Date;

vii) any of the Debtor’s material assets are sold, assigned, licensed, pledged, collaterally assigned or otherwise transferred, or the Debtor takes any action in support of, orto cause, any of the foregoing, in each case without the written consent of Stockwell in her sole discretion.

viii) Debtor files any pleading to secure post-petition financing from any party other than Stockwell, including financing that provides for super priority claims or priming liens on any Collateral without her consent in writing in its sole and absolute discretion;

ix) any of the Definitive Documents filed in the Chapter 11 Case contain terms and conditions materially inconsistent with this Agreement or the Restructuring Transaction, except as may be permitted in writing by Stockwell;

x) conversion of the Chapter I I Case to a case under chapter 7 of the Bankruptcy Code, appointment of a chapter 1 1 trustee, a responsible officer, or an examiner with enlarged powers (beyond those set forth in Section 06(a)(3)and (4) of the Bankruptcy Code) relating to the operation of Debtor, or dismissal of the Chapter 11 Case;

xi) the Bankruptcy Court grants relief that would reasonably be expected to materially frustrate the purpose of this Agreement, except as may be permitted in writing by Stockwell;

xii) Debtor files for approval of or otherwise supports any Alternative Transaction or other transaction that is inconsistent with the Plan or the Restructuring Transaction;

xiii) the Cash Collateral/DIP Order or any of the orders approving the Plan, or the Disclosure Statement are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of Stockwell; and

xiv) the Bankruptcy Court’s approval of an Alternative Transaction or other transaction that is inconsistent with the terms of the Restructuring Transaction.

c) Mutual Termination. This Agreement may be terminated by mutual written agreement among all of the Parties hereto.

d) Termination Upon Effective Date. This Agreement shall automatically terminate on the Effective Date of the Plan.

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e) Effect of Termination. Upon termination of this Agreement in accordance with this Section 6, subject to Sections 9 and 16 below, each of the Parties shall be immediately released from their respective obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies available to it under applicable law; provided, however, that in no event shall any termination relieve any of the Parties from liability for their respective breach or non-performance of their respective obligations hereunder prior to the date of such termination; provided, further, that nothing in this Agreement shall be deemed to limit or restrict any action by any of the Parties to enforce any right, remedy, condition, consent, or approval requirement under any Definitive Document. In the event of a termination of this Agreement in accordance with this Section 6, the Parties agree to consent to the withdrawal and termination of the Plan.

7.	Good Faith Cooperation: Further Assurances: Acknowledgment: No Solicitation.

During the Restructuring Support Period, the Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of this Agreement, and (c) the pursuit and support of the Restructuring Transaction (including confirmation of the Plan). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required governmental, regulatory, or licensing filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. This Agreement is not, and shall not be deemed, a Solicitation for consents to the Plan. Except as otherwise permitted in accordance with sections 1125 and 1126 of the Bankruptcy Code, acceptances of the Plan, if any, will not be solicited until the Disclosure Statement and related ballot(s), if any, have been approved by the Bankruptcy Court.

8.	Definitive Documents.

During the Restructuring Support Period, the Parties hereby covenant and agree (i) to negotiate in good faith the Definitive Documents and (ii) to execute (to the extent such Party is a party thereto) and otherwise support the Definitive Documents. For the avoidance of doubt, during the Restructuring Support Period, each Party agrees to (a) act in good faith and use commercially reasonable efforts to support and complete successfully the implementation of the Definitive Documents and the Restructuring Transaction in accordance with the terms of this Agreement, and (b) do all things reasonably necessary and appropriate in furtherance of consummating the Restructuring Transaction in accordance with, and within the time frames contemplated by, this Agreement.

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9.	Fiduciary Duty: Alternative Transaction.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law; provided that (i) the Company and its advisors may not, directly or indirectly, solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal for an Alternative Transaction; provided, further, that the Company may respond to and participate in discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal or inquiry that the Company’s board of directors or similar governing body reasonably determines, in good faith, that the failure to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable law; provided, further, that nothing in this Section 9 shall prevent the Company from complying with any order of the Bankruptcy Court; (ii) the Company must provide notice to Stockwell of the existence of (but not copies of) Company’s material communications, no later than forty-eight (48) hours of the Company’s first such communication (or continuation of such communication), with any other party which expresses interest in an Alternative Transaction; and (iii) prior to the Company terminating this Agreement to move forward with an Alternative Transaction, the Company shall provide Stockwell with at least seventy-two (72) hours’ notice of the material terms and conditions of the proposed Alternative Transaction and its intent to terminate this Agreement, during which time Stockwell shall have a right of first refusal to match such proposal or otherwise to seek relief from the Bankruptcy Court. In the event Stockwell does not exercise her rights of first refusal as described above, the Company otherwise seeks to invoke its fiduciary out or the Bankruptcy Court approves an Alternative Transaction, then Stockwell, in addition to any and all rights that she has under the Cash Collateral/DIP Order or the Plan, shall be entitled to the immediate payment and/or repayment from the proceeds of the closing of the Alternative Transaction of a termination/break-up fee in the amount of 3% of the Plan Consideration, plus all amounts outstanding under the DIP Facility, and pending receipt of such payments, Stockwell shall have an Allowed Claim pursuant to sections 503(b) and 507(a)(2), (b) of the Bankruptcy Code. For the avoidance of doubt, Stockwell does not waive her right to repayment in full of her respective Claims and Equity Interests, including without limitation the Pre-Petition Lender Claim, in the event of any Alternative Transaction. For the avoidance of doubt, the Debtor’s termination of this Agreement pursuant to this Section 9 shall constitute a Termination Event.

10.	Representations and Warranties.

a) As applicable, each Party, represents and warrants to the other Party that the following statements are true, correct and complete as of the date hereof:

i) in the case of the Company, it is validly existing and in good standing under the laws of the state of Delaware, and, subject to entry of the RSA Order, has all requisite corporate, limited liability company, partnership or similar authority to (1) enter into this Agreement, (2) carry out the transactions contemplated under this Agreement and the Plan and (3) perform its obligations contemplated under this Agreement and the Plan; and the execution and delivery of this Agreement and the performance of the Company’ s obligations under this Agreement and the Plan have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

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ii) subject to entry of the RSA Order in the case of the Company, the execution, delivery and performance by such Party of this Agreement do not and will not (l) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or (3) violate any order, writ, injunction, decree, statute, rule or regulation;

iii) subject to entry of the RSA Order in the case of the Company, the execution, delivery and performance by such Party of this Agreement do not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Case, the Plan and the Disclosure Statement; and

iv) subject to entry of the RSA Order in the case of the Company, this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

b) Stockwell represents and warrants that, as of the date hereof, she has the financial wherewithal, ability and/or any necessary commitments to consummate the Restructuring Transaction in accordance with the timeframes and deadlines set forth in this Agreement, including, but not limited to, the timely fulfillment of her obligations.

c) The Company represents and warrants that, as of the date hereof, based on the facts and circumstances actually known by the Company, the Company’s entry into this Agreement is consistent with the fiduciary duties of the Company and any directors or officers of the Company under applicable law.

11.	Effectiveness.

This Agreement shall become effective upon the release and delivery of signature pages to counsel to the Parties hereto, duly executed by each of the Parties. Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart hereof.

12.	Independent Due Diligence and Decision Making.

Each Party confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company. To the extent any materials or information have been furnished to it by another Party, each Party acknowledges that it has been provided for informational purposes only, without any representation or warranty.

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13.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like

Notice

(a)

If to the Company, at:

Bright Green Corporation

Attention: Lynn Stockwell

401 E Las Olas Blvd #1400 Fort

Lauderdale, FL 33301 Email:

lnfo@brightgreen.us copy Lynn

Stockwell:

Lynns@brightgreen.us

14.	GOVERNING LAW• JURISDICTION• WAIVER OF JURY TRIAL.

THIS AGREEVENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR TN CONNECTION WITH THIS AGREErvm4T SHALL BE BROUGHT TN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF DELAWARE OR IN THE BANKRUPTCY COURT (FOR SO LONG AS THECONWANY IS SUBJECT TO JURISDICTION OF THE BANKRUPTCY COURT) AND THE PARTIES HERETO IRREVOCABLY CONSENT TO JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Specific Performance.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy for any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

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16.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 16 and in Sections 9(b), 13, 14 and 18-25 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

17.	Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

18.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Nothing contained in this Section 18 shall be deemed to permit sales, assignments or transfers of Stockwell. claims against or interests in the Company other than as otherwise provided in this Agreement. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transaction contemplated hereby are not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Restructuring Transaction contemplated hereby are consummated as originally contemplated to the greatest extent possible.

19.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, and no other Person shall be a third-party beneficiary hereof.

20.	Prior Negotiations; Entire Agreement.

This Agreement (including the exhibits hereto and made a part hereof) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the Parties with respect to the transactions contemplated hereby.

21.	Amendments.

a) Except as otherwise provided herein, this Agreement may be amended only upon the prior written approval of Stockwell and the Company.

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b) No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver. No modification or change to this Agreement or the applicable Definitive Documents shall release any Party from obligations under this Agreement if such Definitive Documents remain substantially similar in all economic and other respects to this Agreement and are not inconsistent with this Agreement, and if such modification or change does not, or cannot reasonably be expected to, negatively impact the material economic recovery or other rights in any respect that such Party will receive under such Definitive Documents.

22.	Reservation of Rights: No Admission.

Nothing herein shall be deemed an admission of any kind with respect to any other proceeding. If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or in the

23.	Representation by Counsel.

Each Party acknowledges that it has been represented by or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the Restructuring Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

24.	Costs and Expenses.

Except as otherwise set forth herein, each Party shall bear its own costs and expenses of negotiating and preparing this Agreement and the Definitive Documents.

25.	Counterparts.

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts and by facsimile or other electronic transmission, with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed original, shall be construed together and shall constitute one and the same instrument.

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[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized signatories as of the day and year first above written.

Company: Dated February 24, 2025

Bright Green Corporation

Name:	Lynn Stockwell
CEO

RSA SPONSOR

Name:	Lynn Stockwell